May 19, 2010

Joseph P. Caruso
30 Zachary Lane
Reading, MA  01867

Dear Mr. Caruso:

Reference is made to your stock appreciation rights award granted by Palomar Medical Technologies, Inc. (the “Company”) on August 10, 2007 (the “Award”).  In all respects, the Award shall remain in full force and effect, provided, however, that:

1.	It is agreed that Section 8 is hereby amended and restated in its entirety to read as follows:

8.           Acceleration of Vesting:  Subject to Section 11, any SARs granted under this Award that have not yet vested shall vest fully upon the earliest to occur of:  (a) termination of the Holder’s employment as a result of death or “Disability”; (b) termination of the Holder’s employment by the Holder with “Good Reason”; (c) termination of the Holder’s employment by the Company without “Cause”; or (d) a “Change in Control” of the Company.  For purposes of this Award, the terms “Disability,” “Good Reason,” “Cause,” and “Change in Control” shall have the meanings set forth in the Employment Agreement between the Holder and the Company effective as of [add date], provided that, in the case of a “Change in Control”, such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.	It is further agreed that Section 11 is hereby added to read as follows:

11.           Compliance with Section 409A of the Code.  If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Holder pursuant to this Award in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Holder is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Holder (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code), except as Section 409A of the Code may then permit. For purposes of this Award, a “termination of a Holder’s employment” shall mean a “separation from service” as defined under Treasury Regulation Section 1.409A-3(a)(1).

Unless as otherwise indicated, all terms used herein shall be interpreted to comply with the requirements of Section 409A of the Code.  The Company makes no representations or warranty and shall have no liability to the Holder or any other person if any provisions of or payments, compensation or other benefits under the Award are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

[Remainder of Page Intentionally Left Blank]

By execution of this letter, you hereby agree to the foregoing amendment of the Award and reaffirm your obligations under the Award.

Very truly yours,

Palomar Medical Technologies, Inc.

By:           ____________________________________
Louis P. (Dan) Valente, Executive Chairman

Acknowledged and Agreed:

________________________________________
Joseph P. Caruso